Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Jason H. Weber
EVP/Treasurer &
Chief Financial Officer
717.339.5090
jweber@acnb.com

ACNB CORPORATION REPORTS
2024 SECOND QUARTER FINANCIAL RESULTS

GETTYSBURG, PA, July 24, 2024 --- ACNB Corporation (NASDAQ: ACNB) (“ACNB” or the “Corporation”), financial holding company for ACNB Bank and ACNB Insurance Services, Inc., announced net income of $11.3 million, or $1.32 diluted earnings per share, for the three months ended June 30, 2024 compared to net income of $9.5 million, or $1.12 diluted earnings per share, for the three months ended June 30, 2023. Compared to the three months ended March 31, 2024, net income and diluted earnings per share for the three months ended June 30, 2024 increased $4.5 million and $0.52, respectively. The financial results for the three month period ended June 30, 2024 were impacted by a $3.2 million reversal of the provision for credit losses and unfunded commitments.

2024 Second Quarter Highlights

•Return on average assets was 1.86% and return on average equity was 16.12% for the three months ended June 30, 2024.

•Fully taxable equivalent (“FTE”) net interest margin was 3.82% for the three months ended June 30, 2024 compared to 3.77% for the three months ended March 31, 2024 and 4.11% for the three months ended June 30, 2023. This marked the first linked quarter increase in FTE net interest margin after 4 consecutive quarterly declines.

•Total loans were $1.68 billion at June 30, 2024, an increase of $14.6 million, or 0.9%, from March 31, 2024 and an increase of $105.8 million, or 6.7%, from June 30, 2023.

•Total non-performing loans to total loans, net of unearned income, was 0.19% at June 30, 2024 compared to 0.24% at March 31, 2024 and 0.23% at June 30, 2023. Net charge-offs to average loans outstanding (annualized) were 0.00% for both the three months ended June 30, 2024 and the three months ended March 31, 2024 compared to 0.02% for the three months ended June 30, 2023.

•Total deposits were $1.84 billion at June 30, 2024, an increase of $3.4 million compared to March 31, 2024. This marked the first linked quarter increase in deposits after 9 consecutive quarterly declines. Total deposits decreased $125.2 million compared to June 30, 2023.

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

•The loan to deposit ratio was 91.35% at June 30, 2024 and the ratio of uninsured and non-collateralized deposits to total deposits was approximately 18.68% at ACNB Bank at June 30, 2024.

•Tangible common equity to tangible assets ratio1 of 9.84% at June 30, 2024 compared to 9.61% at March 31, 2024 and 8.75% at June 30, 2023. The net unrealized loss on the available for sale securities portfolio was $52.7 million at June 30, 2024 compared to a net unrealized loss of $53.0 million at March 31, 2024 and a net unrealized loss of $66.1 million at June 30, 2023.

•ACNB and ACNB Bank capital levels remain well in excess of ACNB’s internal minimums and those required to be categorized as a well-capitalized institution by our bank regulators. ACNB’s overall liquidity position remains strong and stable.

“We are pleased to announce strong results for the second quarter of 2024 which reflect our continued focus on profitability. In spite of the continued economic challenges to the financial services industry our team remains focused on executing our strategic plan centered on our shareholders, customers and our communities.” said James P. Helt, ACNB Corporation President and Chief Executive Officer.

“We continued to experience strong loan demand through the first half of the year combined with stellar asset quality metrics. Our ongoing efforts to diversify our revenue streams with ACNB Insurance Services and our Wealth Management teams continue to show positive momentum. Our net interest margin improved during the quarter, our non-interest expenses were down quarter over quarter and as result we are pleased to report solid operating results both the quarter and year to date.”

Mr. Helt continued, “As we look forward to the remainder of 2024, we remain cautiously optimistic that our strong capital position, ample liquidity, superior asset quality metrics and our focus on profitability will enable us to deliver on our commitment to our many different stakeholders.”

Net Interest Income and Margin

    Net interest income for the three months ended June 30, 2024 totaled $21.0 million, a decrease of $1.0 million, or 4.7%, compared to the three months ended June 30, 2023 due to a decrease in the FTE net interest margin over the same period. The FTE net interest margin for the three months ended June 30, 2024 was 3.82%, a decrease of 29 basis points from 4.11% for the three months ended June 30, 2023. The decrease in FTE net interest margin was driven primarily by an increase in long-term borrowings and promotional time deposit balances and costs. Total average borrowings increased $198.6 million for the three months ended June 30, 2024 compared to the same period in June 30, 2023. The average rate paid on total borrowings was 4.48% for the three months ended June 30, 2024, an increase of 133 basis points from the three months ended June 30, 2023. Total average interest-bearing deposits decreased $99.8 million, or 6.9%, for the three months ended June 30, 2024 compared to June 30, 2023; however, average time deposit balances increased $38.4 million due to the ongoing promotions. The average rate paid on interest-bearing deposits was 0.79% for the three months ended June 30, 2024, an increase of 66 basis points from the three months ended June 30, 2023.

Net interest income increased by $371 thousand, or 1.8%, for the three months ended June 30, 2024 compared to the three months ended March 31, 2024 driven by an increase in the FTE net interest margin over the same period. The FTE net interest margin for the three months ended June 30, 2024 increased 5 basis points from 3.77% for the three months ended March 31, 2024. The increase in FTE net interest margin was driven primarily by an increase in loan yields, the recognition of nonaccrual interest income related to a specific large relationship, and the stabilization of average interest-bearing and noninterest-bearing demand deposit balances
1 Non-GAAP financial measure. Please refer to the calculation on the pages titled “Non-GAAP Reconciliation” at the end of this document.

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

during the quarter. The average yield on loans was 5.53% for the three months ended June 30, 2024, an increase of 16 basis points from the three months ended March 31, 2024. Excluding nonaccrual interest income related to the payoff of a specific large relationship, the FTE net interest margin was 3.79%. Total average interest-bearing deposits increased $11.0 million, or 0.8%, for the three months ended June 30, 2024 compared to the prior three months. The average rate paid on interest-bearing deposits was 0.79% for the three months ended June 30, 2024, an increase of 14 basis points from the three months ended March 31, 2024. Total average noninterest-bearing demand deposits decreased $1.3 million, or 0.3%, for the three months ended June 30, 2024 compared to the prior three months.

Noninterest Income

Noninterest income for the three months ended June 30, 2024 was $6.4 million, an increase of $233 thousand, or 3.8%, from the three months ended June 30, 2023. Insurance commissions for the three months ended June 30, 2024 were $2.7 million, a decrease of $93 thousand from the three months ended June 30, 2023 driven primarily by lower contingent income partially offset by organic growth and timing of policy renewals in the current quarter. Wealth management income for the three months ended June 30, 2024 was $1.1 million, an increase of $90 thousand from the three months ended June 30, 2023 driven primarily by market appreciation and new business generation. Net gains on sales or calls of investment securities for the three months ended June 30, 2023 was a loss of $546 thousand compared to none for the three months ended June 30, 2024. Gain on assets held for sale for the three months ended June 30, 2023 was a gain of $323 thousand compared to none for the three months ended June 30, 2024.

Compared to the three months ended March 31, 2024, noninterest income for the three months ended June 30, 2024 increased $760 thousand, or 13.4%, driven primarily by increases in insurance commissions, as a result of the timing of policy renewals and contingent commissions received. Additionally, wealth management income increased driven primarily by market appreciation and new business generation.

Noninterest Expense

Noninterest expense for the three months ended June 30, 2024 was $16.4 million, an increase of $110 thousand, or 0.7%, from the three months ended June 30, 2023. The increase was driven primarily by increases in salaries and employee benefits. Salaries and employee benefits expense increased $602 thousand driven primarily by higher incentive payment accruals and higher base wages. Partially offsetting this increase was lower other operating expenses of $329 thousand, driven primarily by a reduction in third-party vendor costs and a reduction in limited partnership investment losses occurring in the three months ended June 30, 2023. In addition, professional services declined $72 thousand, due to recruiting expenses incurred in the same period of the prior year. Marketing and corporate relations declined $71 thousand, due to rebranding expenses in the same period of the prior year.

Noninterest expense for the three months ended June 30, 2024 decreased $1.3 million, or 7.2%, from the three months ended March 31, 2024. The decrease was across all expense categories. Salaries and employee benefits decreased $742 thousand driven primarily by decreases in equity compensation, lower health insurance costs due to lower claims and employer insurance refunds, and lower payroll taxes compared to the prior quarter. Equipment expense decreased $159 thousand driven primarily by lower purchases of office equipment compared to the prior quarter. Net occupancy decreased $139 thousand driven primarily by lower snow removal, building maintenance, and utilities expenses compared to the prior quarter. Other expenses decreased $89 thousand driven primarily by lower bank insurance costs and timing of charitable donations. Professional services decreased $87 thousand driven primarily by lower loan collection costs.

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

Loans and Asset Quality

Total loans outstanding were $1.68 billion at June 30, 2024, an increase of $14.6 million, or 0.9%, from March 31, 2024 and an increase of $105.8 million, or 6.7%, from June 30, 2023. The increase in both periods was driven primarily by growth in the commercial real estate portfolio in our core markets. Growth in the commercial real estate portfolio was spread throughout the footprint and across various property types. Despite the intense competition in the Corporation’s Market Areas, management continues to focus on asset quality and disciplined underwriting standards in the loan origination process. The commercial real estate portfolio grew $51.4 million, or 5.7%, in 2024. The collateral for these loans is primarily spread across Pennsylvania and Maryland.

Asset quality metrics continue to be stable. The provision for credit losses was a reversal of $3.0 million and the provision for unfunded commitments was a reversal of $259 thousand for the three months ended June 30, 2024 compared to a provision for credit losses of $223 thousand and the provision for unfunded commitments was a reversal of $151 thousand for the three months ended March 31, 2024. For the three months ended June 30, 2023, there was a reversal to the provision for credit losses of $273 thousand and a $121 thousand provision for unfunded commitments. The decrease in the provision for credit losses and unfunded commitments for the three months ended June 30, 2024 compared to the prior quarter and the same quarter of 2023 was driven primarily by updated estimates utilized as input assumptions within the Current Expected Credit Loss “CECL” model calculation. These estimates, which were based on more current information available as of June 30, 2024, drive input assumptions which are used in the determination of the Corporation’s allowance for credit losses and the reserve for unfunded commitments. Non-performing loans were $3.1 million, or 0.19%, of total loans at June 30, 2024 compared to $3.9 million, or 0.24%, of total loans at March 31, 2024 and $3.7 million, or 0.23%, of total loans at June 30, 2023. The decrease in non-performing loans at June 30, 2024 compared to the prior quarter was the result of one relationship payoff and several unrelated paydowns. Annualized net charge-offs for the three months ended June 30, 2024 and March 31, 2024 were 0.00% of total average loans compared to 0.02% for the three months ended June 30, 2023.

Deposits and Borrowings

Deposits totaled $1.84 billion at June 30, 2024, an increase of $3.4 million, or 0.2%, since March 31, 2024 and a decrease of $125.2 million, or 6.4%, from June 30, 2023. Included in total deposits were $1.36 billion interest-bearing deposits at June 30, 2024 which increased $23.2 million, or 1.7%, from March 31, 2024 and decreased by $35.2 million, or 2.5%, from June 30, 2023. Total noninterest-bearing deposits were $479.7 million at June 30, 2024 compared to $499.6 million at March 31, 2024 and $569.7 million at June 30, 2023. The ratio of uninsured and non-collateralized deposits to total deposits was approximately 18.68% at ACNB Bank at June 30, 2024.

Total borrowings were $304.3 million at June 30, 2024, an increase of $31.7 million, or 11.6%, compared to March 31, 2024 and an increase of $171.6 million, or 129.3%, compared to June 30, 2023. The average rate on total borrowings was 4.48% for the three months ended June 30, 2024 compared to 4.38% for the three months ended March 31, 2024 and 3.15% for the three months ended June 30, 2023.

Stockholders’ Equity, Dividends and Share Repurchases

Total stockholders’ equity was $289.3 million at June 30, 2024 compared to $279.9 million at March 31, 2024 and $257.1 million at June 30, 2023. Tangible book value2 per share was $27.82, $26.70 and $23.83 at June 30, 2024, March 31, 2024 and June 30, 2023, respectively.
2 Non-GAAP financial measure. Please refer to the calculation on the pages titled “Non-GAAP Reconciliation” at the end of this document.

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

As announced on Form 8-K on July 24, 2024, the Board of Directors approved and declared a regular quarterly cash dividend of $0.32 per share of ACNB Corporation common stock payable on September 13, 2024, to shareholders of record as of August 30, 2024. This per share amount reflects a $0.04, or 14.3%, increase over the same quarter of 2023.

ACNB did not repurchase any shares of ACNB common stock during the three months ended June 30, 2024.

About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the $2.46 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and ACNB Insurance Services, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 26 community banking offices and three loan offices located in the Pennsylvania counties of Adams, Cumberland, Franklin, Lancaster and York and the Maryland counties of Baltimore, Carroll and Frederick. ACNB Insurance Services, Inc. is a full-service insurance agency with licenses in 46 states. The agency offers a broad range of property, casualty, health, life and disability insurance serving personal and commercial clients through office locations in Westminster and Jarrettsville, MD, and Gettysburg, PA. For more information regarding ACNB Corporation and its subsidiaries, please visit investor.acnb.com.
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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of Management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as national, regional and local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties, and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: short-term and long-term effects of inflation and rising costs on the Corporation, customers and economy; banking instability caused by bank failures and continuing financial uncertainty of various banks which may adversely impact the Corporation and its securities and loan values, deposit stability, capital adequacy, financial condition, operations, liquidity, and results of operations; effects of governmental and fiscal policies, as well as legislative and regulatory changes; effects of new laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which the Corporation and its subsidiaries must comply; impacts of the capital and liquidity requirements of the Basel III standards; effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short-term and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; effects of economic conditions particularly with regard to the negative impact of any pandemic, epidemic or health-related crisis and the responses thereto on the operations of the Corporation and current customers, specifically the effect of the economy on loan customers’ ability to repay loans; effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; inflation, securities market and monetary fluctuations; risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; effects of technology changes; effects of general economic conditions and more specifically in the Corporation’s market areas; failure of assumptions underlying the establishment of reserves for credit losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism or geopolitical instability; disruption of credit and equity markets; ability to manage current levels of impaired assets; loss of certain key officers; ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of the Corporation's consolidated financial statements when filed with the SEC. Accordingly, the financial information in this announcement is subject to change. We caution readers not to place undue reliance on these forward-looking statements. They only reflect Management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the SEC.

ACNB #2024-10
July 24, 2024

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

ACNB Corporation Financial Highlights
Selected Financial Data by Respective Quarter End
(Unaudited)

(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
BALANCE SHEET DATA
Assets	$2,457,753	$2,414,288	$2,418,847	$2,388,522	$2,378,151
Investment securities	483,868	490,626	517,221	501,063	518,093
Total loans, net of unearned income	1,679,600	1,664,980	1,627,988	1,615,966	1,573,817
Allowance for credit losses	(17,162)	(20,172)	(19,969)	(19,264)	(19,148)
Deposits	1,838,588	1,835,224	1,861,813	1,951,359	1,963,754
Allowance for unfunded commitments	1,310	1,569	1,719	1,962	2,132
Borrowings	304,286	272,605	252,174	153,388	132,703
Stockholders’ equity	289,331	279,920	277,461	255,638	257,069
INCOME STATEMENT DATA
Interest and dividend income	$26,869	$25,974	$25,284	$24,234	$23,213
Interest expense	5,905	5,381	3,791	2,489	1,223
Net interest income	20,964	20,593	21,493	21,745	21,990
(Reversal of ) provision for credit losses	(2,990)	223	786	250	(273)
(Reversal of) provision for unfunded commitments	(259)	(151)	(242)	(171)	121
Net interest income after provisions for credit losses and unfunded commitments	24,213	20,521	20,949	21,666	22,142
Noninterest income	6,427	5,667	970	6,297	6,194
Noninterest expenses	16,391	17,662	17,173	16,336	16,281
Income before income taxes	14,249	8,526	4,746	11,627	12,055
Provision for income taxes	2,970	1,758	649	2,583	2,531
Net income	$11,279	$6,768	$4,097	$9,044	$9,524
PROFITABILITY RATIOS
Total loans, net of unearned income to deposits	91.35%	90.72%	87.44%	82.81%	80.14%
Return on average assets (annualized)	1.86	1.12	0.68	1.52	1.62
Return on average equity (annualized)	16.12	9.76	6.09	13.84	14.74
Efficiency ratio[3]	58.69	66.18	62.48	56.97	55.52
FTE Net interest margin	3.82	3.77	3.93	4.01	4.11
Yield on average earning assets	4.89	4.74	4.62	4.46	4.33
Yield on investment securities	2.65	2.70	2.36	2.24	2.24
Yield on total loans	5.53	5.37	5.29	5.16	5.05
Cost of funds	1.12	1.02	0.71	0.47	0.23
PER SHARE DATA
Diluted earnings per share	$1.32	$0.80	$0.48	$1.06	$1.12
Cash dividends paid per share	0.32	0.30	0.30	0.28	0.28
Tangible book value per share[3]	27.82	26.70	26.44	23.80	23.83
Tangible book value per share[3] (excluding AOCI)[4]	33.28	32.21	31.74	31.43	30.64
CAPITAL RATIOS[5]
Tier 1 leverage ratio	12.25%	11.91%	11.57%	11.97%	11.79%
Common equity tier 1 ratio	15.78	15.40	15.16	15.30	15.38
Tier 1 risk based capital ratio	16.07	15.69	15.45	15.59	15.72
Total risk based capital ratio	17.86	17.68	17.41	17.49	17.67
CREDIT QUALITY
Net charge-offs to average loans outstanding (annualized)	0.00%	0.00%	0.02%	0.03%	0.02%
Total non-performing loans to total loans, net of unearned income[6]	0.19	0.24	0.26	0.22	0.23
Total non-performing assets to total assets[7]	0.14	0.18	0.19	0.17	0.17
Allowance for credit losses to total loans, net of unearned income	1.02	1.21	1.23	1.19	1.22
3 Non-GAAP financial measure. Please refer to the calculation on the pages titled “Non-GAAP Reconciliation” at the end of this document.
4 Accumulated Other Comprehensive Income (Loss).
5 Regulatory capital ratios as of June 30, 2024 are preliminary.
6 Non-performing Loans consists of loans on nonaccrual status and loans greater than ninety days past due and still accruing interest.
7 Non-performing Assets consists of Non-performing Loans and Foreclosed assets held for resale.

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

Consolidated Balance Sheet
(Unaudited)

(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$26,681	17,395	$21,442
Interest-bearing deposits with banks	59,593	35,740	44,516
Total Cash and Cash Equivalents	86,274	53,135	65,958
Equity securities with readily determinable fair values	919	918	928
Investment securities available for sale, at estimated fair value	418,364	425,114	451,693
Investment securities held to maturity, at amortized cost (fair value $57,026, $58,084, and $59,057)	64,585	64,594	64,600
Loans held for sale	1,801	88	280
Total loans, net of unearned income	1,679,600	1,664,980	1,627,988
Less: Allowance for credit losses	(17,162)	(20,172)	(19,969)
Loans, net	1,662,438	1,644,808	1,608,019
Premises and equipment, net	25,760	25,916	26,283
Right of use asset	2,278	2,447	2,615
Restricted investment in bank stocks	11,853	10,877	9,677
Investment in bank-owned life insurance	80,841	80,348	79,871
Investments in low-income housing partnerships	940	971	1,003
Goodwill	44,185	44,185	44,185
Intangible assets, net	8,446	8,761	9,082
Foreclosed assets held for resale	406	467	467
Other assets	48,663	51,659	54,186
Total Assets	$2,457,753	$2,414,288	$2,418,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$479,726	$499,583	$500,332
Interest-bearing	1,358,862	1,335,641	1,361,481
Total Deposits	1,838,588	1,835,224	1,861,813
Short-term borrowings	48,974	17,303	56,882
Long-term borrowings	255,312	255,302	195,292
Lease liability	2,278	2,447	2,615
Allowance for unfunded commitments	1,310	1,569	1,719
Other liabilities	21,960	22,523	23,065
Total Liabilities	2,168,422	2,134,368	2,141,386

Stockholders’ Equity:
Preferred Stock, $2.50 par value; 20,000,000 shares authorized; no shares outstanding at June 30, 2024, March 31, 2024 and December 31, 2023, respectively	—	—	—
Common stock, $2.50 par value; 20,000,000 shares authorized; 8,934,495, 8,928,441, and 8,896,119 shares issued; 8,545,629, 8,539,575, and 8,511,453 shares outstanding at June 30, 2024, March 31, 2024 and December 31, 2023, respectively	22,330	22,315	22,231
Treasury stock, at cost; 388,866, 388,866, and 384,666 shares at June 30, 2024, March 31, 2024 and December 31, 2023, respectively	(11,101)	(11,101)	(10,954)
Additional paid-in capital	98,230	97,818	97,602
Retained earnings	226,271	217,712	213,491
Accumulated other comprehensive loss	(46,399)	(46,824)	(44,909)
Total Stockholders’ Equity	289,331	279,920	277,461
Total Liabilities and Stockholders’ Equity	$2,457,753	$2,414,288	$2,418,847

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

Consolidated Income Statements
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2024	2023	2024	2023
INTEREST AND DIVIDEND INCOME
Loans, including fees
Taxable	$22,675	$18,947	$44,145	$37,845
Tax-exempt	313	352	632	708
Investment securities:
Taxable	2,665	2,688	5,576	5,974
Tax-exempt	284	285	568	599
Dividends	248	51	488	92
Other	684	890	1,434	1,904
Total Interest and Dividend Income	26,869	23,213	52,843	47,122
INTEREST EXPENSE
Deposits	2,643	486	4,803	959
Short-term borrowings	304	108	643	125
Long-term borrowings	2,958	629	5,840	956
Total Interest Expense	5,905	1,223	11,286	2,040
Net Interest Income	20,964	21,990	41,557	45,082
Reversal of credit losses	(2,990)	(273)	(2,767)	(176)
(Reversal of) provision for unfunded commitments	(259)	121	(410)	397
Net Interest Income after Provisions for Credit Losses and Unfunded Commitments	24,213	22,142	44,734	44,861
NONINTEREST INCOME
Insurance commissions	2,747	2,840	4,862	4,742
Service charges on deposits	1,021	989	2,012	1,951
Wealth management	1,069	979	2,031	1,819
ATM debit card charges	841	834	1,660	1,657
Earnings on investment in bank-owned life insurance	493	484	970	926
Gain from mortgage loans held for sale	34	14	82	31
Net (losses) gains on sales or calls of investment securities	—	(546)	69	(739)
Net gains (losses) on equity securities	1	(15)	(9)	5
Gain on assets held for sale	—	323	—	323
Other	221	292	417	463
Total Noninterest Income	6,427	6,194	12,094	11,178
NONINTEREST EXPENSES
Salaries and employee benefits	10,426	9,824	21,594	20,266
Equipment	1,570	1,623	3,299	3,230
Net occupancy	991	1,002	2,121	2,039
Professional services	529	601	1,145	983
FDIC and regulatory	348	295	723	544
Other tax	356	305	726	642
Intangible assets amortization	315	360	636	720
Supplies and postage	183	198	374	404
Marketing and corporate relations	88	159	176	313
Other	1,585	1,914	3,259	3,422
Total Noninterest Expenses	16,391	16,281	34,053	32,563
Income Before Income Taxes	14,249	12,055	22,775	23,476
Provision for income taxes	2,970	2,531	4,728	4,929
Net Income	$11,279	$9,524	$18,047	$18,547
PER SHARE DATA
Basic earnings	$1.32	$1.12	$2.12	$2.18
Diluted earnings	$1.32	$1.12	$2.12	$2.17

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

Average Balances, Income and Expenses, Yields and Rates

	Three months ended			Three months ended			Three months ended			Three months ended			Three months ended
	June 30, 2024			March 31, 2024			December 31, 2023			September 30, 2023			June 30, 2023
(Dollars in thousands)	Average Balance	Interest[8]	Yield/ Rate	Average Balance	Interest[8]	Yield/ Rate	Average Balance	Interest[8]	Yield/ Rate	Average Balance	Interest[8]	Yield/ Rate	Average Balance	Interest[8]	Yield/ Rate
ASSETS
Loans:
Taxable	$1,612,380	$22,675	5.66%	$1,573,109	$21,470	5.49%	$1,559,411	$21,303	5.42%	$1,520,134	$20,285	5.29%	1,463,967	18,946	5.19%
Tax-exempt	64,276	396	2.48	65,825	404	2.47	69,058	425	2.44	73,995	457	2.45	75,670	446	2.36
Total Loans[9]	1,676,656	23,071	5.53	1,638,934	21,874	5.37	1,628,469	21,728	5.29	1,594,129	20,742	5.16	1,539,637	19,392	5.05
Investment Securities:
Taxable	442,390	2,913	2.65	467,466	3,151	2.71	453,713	2,669	2.33	466,402	2,581	2.20	498,401	2,739	2.20
Tax-exempt	54,644	359	2.64	54,740	359	2.64	54,835	361	2.61	55,027	359	2.59	55,588	361	2.60
Total Investments[10]	497,034	3,272	2.65	522,206	3,510	2.70	508,548	3,030	2.36	521,429	2,940	2.24	553,989	3,100	2.24
Interest-bearing deposits with banks	50,851	684	5.41	54,156	750	5.57	50,225	691	5.46	53,324	723	5.38	71,040	890	5.03
Total Earning Assets	2,224,541	27,027	4.89	2,215,296	26,134	4.74	2,187,242	25,449	4.62	2,168,882	24,405	4.46	2,164,666	23,382	4.33
Cash and due from banks	21,041			20,540			21,578			23,783			22,215
Premises and equipment	25,903			26,102			25,983			25,980			26,420
Other assets	187,937			187,075			191,329			165,821			163,783
Allowance for credit losses	(20,124)			(19,963)			(19,232)			(19,101)			(19,458)
Total Assets	$2,439,298			$2,429,050			$2,406,900			$2,365,365			$2,357,626
LIABILITIES
Interest-bearing demand deposits	$513,163	$275	0.22%	$512,701	$264	0.21%	$560,510	$275	0.19%	$571,314	$185	0.13%	$577,480	$150	0.10%
Money markets	248,191	613	0.99	248,297	536	0.87	274,226	707	1.02	245,899	312	0.50	261,560	100	0.15
Savings deposits	327,274	30	0.04	335,215	29	0.03	348,244	28	0.03	366,398	30	0.03	387,847	31	0.03
Time deposits	263,045	1,725	2.64	244,481	1,331	2.19	221,778	798	1.43	212,159	401	0.75	224,608	205	0.37
Total Interest-Bearing Deposits	1,351,673	2,643	0.79	1,340,694	2,160	0.65	1,404,758	1,808	0.51	1,395,770	928	0.26	1,451,495	486	0.13
Short-term borrowings	37,256	304	3.28	47,084	339	2.90	56,872	334	2.33	66,942	439	2.60	34,080	108	1.27
Long-term borrowings	255,305	2,958	4.66	248,701	2,882	4.66	137,026	1,649	4.77	94,554	1,122	4.71	59,901	629	4.21
Total Borrowings	292,561	3,262	4.48	295,785	3,221	4.38	193,898	1,983	4.06	161,496	1,561	3.83	93,981	737	3.15
Total Interest-Bearing Liabilities	1,644,234	5,905	1.44	1,636,479	5,381	1.32	1,598,656	3,791	0.94	1,557,266	2,489	0.63	1,545,476	1,223	0.32
Noninterest-bearing demand deposits	485,351			486,648			519,797			541,995			550,581
Other liabilities	28,348			26,904			21,648			6,820			2,330
Stockholders’ Equity	281,365			279,019			266,799			259,284			259,239
Total Liabilities and Stockholders’ Equity	$2,439,298			$2,429,050			$2,406,900			$2,365,365			$2,357,626
Taxable Equivalent Net Interest Income		21,122			20,753			21,658			21,916			22,159
Taxable Equivalent Adjustment		(158)			(160)			(165)			(171)			(169)
Net Interest Income		$20,964			$20,593			$21,493			$21,745			$21,990
Cost of Funds			1.12%			1.02%			0.71%			0.47%			0.23%
FTE Net Interest Margin			3.82%			3.77%			3.93%			4.01%			4.11%
8 Income on interest-earning assets has been computed on a fully taxable equivalent (FTE) basis using the 21% federal income tax statutory rate.
9 Average balances include non-accrual loans and are net of unearned income.
10 Average balances of investment securities is computed at fair value.

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

Average Balances, Income and Expenses, Yields and Rates

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
(Dollars in thousands)	Average Balance	Interest[11]	Yield/ Rate	Average Balance	Interest[11]	Yield/ Rate
ASSETS
Loans:
Taxable	$1,592,745	$44,145	5.57%	$1,459,455	$37,844	5.23%
Tax-exempt	65,050	800	2.47	76,501	897	2.36
Total Loans[12]	1,657,795	44,945	5.45	1,535,956	38,741	5.09
Investment Securities:
Taxable	454,928	6,064	2.68	527,576	6,066	2.32
Tax-exempt	54,692	719	2.64	55,449	758	2.76
Total Investments[13]	509,620	6,783	2.68	583,025	6,824	2.36
Interest-bearing deposits with banks	52,504	1,434	5.49	80,958	1,904	4.74
Total Earning Assets	2,219,919	53,162	4.82	2,199,939	47,469	4.35
Cash and due from banks	20,790			30,189
Premises and equipment	26,051			26,637
Other assets	187,458			160,316
Allowance for credit losses	(20,044)			(18,658)
Total Assets	$2,434,174			$2,398,423
LIABILITIES
Interest-bearing demand deposits	$512,932	$540	0.21%	$584,686	$331	0.11%
Money markets	248,244	1,149	0.93	285,996	139	0.10
Savings deposits	331,244	58	0.04	395,590	64	0.03
Time deposits	253,763	3,056	2.42	246,536	425	0.35
Total Interest-Bearing Deposits	1,346,183	4,803	0.72	1,512,808	959	0.13
Short-term borrowings	42,170	643	3.07	34,834	125	0.72
Long-term borrowings	252,004	5,840	4.66	43,597	956	4.42
Total Borrowings	294,174	6,483	4.43	78,431	1,081	2.78
Total Interest-Bearing Liabilities	1,640,357	11,286	1.38	1,591,239	2,040	0.26
Noninterest-bearing demand deposits	485,999			554,340
Other liabilities	27,626			(2,303)
Stockholders’ Equity	280,192			255,147
Total Liabilities and Stockholders’ Equity	$2,434,174			$2,398,423
Taxable Equivalent Net Interest Income		41,876
Taxable Equivalent Adjustment		(319)
Net Interest Income		$41,557
Cost of Funds			1.07%			0.19%
FTE Net Interest Margin			3.79%			4.16%
11 Income on interest-earning assets has been computed on a fully taxable equivalent basis (FTE) using the 21% federal income tax statutory rate.
12 Average balances include non-accrual loans and are net of unearned income.
13 Average balances of investment securities is computed at fair value.

ACNB Corporation
Press Release/2024 Second Quarter Financial Results
July 24, 2024

Non-GAAP Reconciliation

Note: The Corporation has presented the following non-GAAP financial measures because it believes that these measures provide useful and comparative information to assess trends in the Corporation’s results of operations and financial condition. These non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Corporation’s industry. Investors should recognize that the Corporation’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other corporations. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures, and the Corporation strongly encourages a review of its condensed consolidated financial statements in their entirety.

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Tangible book value per share
Stockholders’ equity	$289,331	$279,920	$277,461	$255,638	$257,069
Less: Goodwill and intangible assets	(52,631)	(52,946)	(53,267)	(53,619)	(53,797)
Tangible common stockholders’ equity (numerator)	$236,700	$226,974	$224,194	$202,019	$203,272
Shares outstanding, less unvested shares, end of period (denominator)	8,507,191	8,501,137	8,478,460	8,488,446	8,528,782
Tangible book value per share	$27.82	$26.70	$26.44	$23.80	$23.83
Tangible book value per share (excluding AOCI)
Tangible common stockholders’ equity	$236,700	$226,974	$224,194	$202,019	$203,272
Less: AOCI	(46,399)	(46,824)	(44,909)	(64,767)	(58,052)
Tangible equity (excluding AOCI)	$283,099	$273,798	$269,103	$266,786	$261,324
Tangible book value per share (excluding AOCI)	$33.28	$32.21	$31.74	$31.43	$30.64
Tangible common equity to tangible assets (TCE/TA Ratio)
Tangible common stockholders’ equity (numerator)	$236,700	$226,974	$224,194	$202,019	$203,272
Total assets	$2,457,753	$2,414,288	$2,418,847	$2,388,522	$2,378,151
Less: Goodwill and intangible assets	(52,631)	(52,946)	(53,267)	(53,619)	(53,797)
Total tangible assets (denominator)	$2,405,122	$2,361,342	$2,365,580	$2,334,903	$2,324,354
Tangible common equity to tangible assets	9.84%	9.61%	9.48%	8.65%	8.75%
Efficiency Ratio
Noninterest expense	$16,391	$17,662	$17,173	$16,336	$16,281
Less: Intangible amortization	315	321	352	352	360
Less: Loss on MD Title Investment	—	—	—	—	142
Noninterest expense (numerator)	$16,076	$17,341	$16,821	$15,984	$15,779
Net interest income	$20,964	$20,593	$21,493	$21,745	$21,990
Plus: Total noninterest income	6,427	5,667	970	6,297	6,194
Less: Net gains (losses) on sales or calls of securities	—	69	(4,501)	—	(546)
Less: Net gains (losses) on equity securities	1	(10)	40	(27)	(15)
Less: Gain on assets held for sale	—	—	—	14	323
Total revenue (denominator)	$27,390	$26,201	$26,924	$28,055	$28,422
Efficiency ratio	58.69%	66.18%	62.48%	56.97%	55.52%